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PROSPECTUS

Shareowner Dividend Reinvestment and Stock Purchase Plan

The Shareowner Dividend Reinvestment and Stock Purchase Plan ("Plan") provides owners of common shares of AT&T Corp. ("AT&T") with a convenient method of purchasing additional shares.

Cash  dividends  on  shares  held  in  a  participant's   Plan  account  may  be
automatically reinvested to purchase additional common shares. Under the Plan, additional shares may also be purchased with supplemental cash.

At the option of AT&T, shares purchased by reinvestment of dividends or with supplemental cash under the Plan may be purchased in the open market by an independent agent, may be newly issued shares, or a combination of both.

The price of common shares purchased from AT&T will be the average of the daily high and low sale prices of shares traded on the New York Stock Exchange ("NYSE") for the period of five trading days ending on the purchase date. The price of common shares purchased in the open market will be the average price paid by the independent agent to obtain them.

AT&T trades on the NYSE under the ticker symbol "T".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIESCOMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATON TO THE CONTRARY IS A CRIMINAL OFFENSE.

Dated May 1, 1998


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Table of Contents

                                            Page
The Company                                     i
Summary of Plan                                 1
         Highlights                             1
         Features & Benefits                    2
Provisions of the Plan                          3
         Plan Forms                             3
         How to Enroll                          3
         Dividend Reinvestment Options          3
         Cash Purchase Options                  6
         Price of Shares                       10
         Costs                                 11
         Certificate Issuance                  12
         Statement of Account                  13
         Withdrawal of Shares                  14
         Sale or Transfer of Shares            15
         Termination                           16
         Change of Address                     18
         Tax Consequences                      19
Where You Can Find More Information            21
Incorporation of Documents
by Reference                                   22
Use of Proceeds                                24
Description of Common Shares of AT&T           25
Certain Preferential Rights of Holders
of Preferred Shares                            25
Experts                                        26
Legal Opinion                                  26
Indemnification of Directors and Officers      26


THE COMPANY

AT&T was incorporated in 1885 under the laws of the State of New York and has its principal executive offices at 32 Avenue of the Americas, New York, New York 10013-2412, telephone number 212-387-5400.


                                       i

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How To Reach Us

For information about the Plan, to request Plan forms or copies of this prospectus visit the AT&T website at http://www.att.com/ir or call Boston EquiServe toll free:

1-800-348-8288

Outside the continental United States,
call collect 781-575-3777

Persons using a telecommunications device for the deaf (TDD), call 1-800-822-2794

All correspondence concerning the Plan should be mailed to:

AT&T
c/o Boston EquiServe
P.O. Box 8035
Boston, MA 02266-8035

Please include your account number on all correspondence, checks or money orders, together with a telephone number where you can be reached during business hours.

To remit supplemental cash payments:

Send a check or money order payable to AT&T in U.S. dollars to:

AT&T
c/o Boston EquiServe
P.O. Box 370042
Boston, MA 02241-0742

                                       ii

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SUMMARY OF THE PLAN

Highlights

This prospectus describes the AT&T Shareowner Dividend Reinvestment and Stock Purchase Plan, including amendments that are effective June 1, 1998. The Plan is available to shareowners who own shares of AT&T common stock registered directly with AT&T.

If your AT&T shares are being held by your broker, you may enroll in the Plan by having your shares transferred from your broker to you. If you do not own AT&T shares at this time, you would need to purchase your initial shares from a broker and have the shares transferred to you.

The Plan offers convenient reinvestment options you may select to automatically increase the number of AT&T common shares you own, including the investment of interest and dividends paid on other AT&T securities. As a Plan participant, you may also purchase additional shares with cash. In either case you automatically receive, at the discretion of AT&T, newly issued shares, shares purchased in the open market by an independent agent, or a combination of both.

AT&T may change, suspend or terminate the Plan at any time. You will receive written notification of any significant changes as long as you are enrolled in the Plan.


Plan Administrator

AT&T has designated its shareowner services agent, Boston EquiServe Trust Company, N.A., as Plan Administrator to keep records, send statements of your account and perform other duties relating to the Plan.

Participation in the Plan is voluntary. You may enroll or end your participation any time you wish. Please read the information in this prospectus carefully and keep it for future reference.

Features and Benefits

Reinvest all or part of your dividends, conveniently and economically
- Purchase additional shares with cash, as often as weekly ($100 min. - $250,000 annual max.)
- Utilize electronic funds transfer from your bank account for automatic monthly purchases of shares
- Sell your shares with a simple phone call
- Deposit share  certificates  in safekeeping (for shares  enrolled in the Plan)
- Track your purchases with simple statements
- Enroll or change your Plan options by  phone
- Pay  no  brokerage   commissions  on  share  purchases
- Start  your participation with as little as one share
- Build your investment systematically


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PROVISIONS OF THE PLAN

The following is a statement of the provisions of the Plan.

Plan Forms

All required forms are available on the AT&T website at http://www.att.com/ir or from the Plan Administrator by calling 1-800-348-8288.

Please refer to page ii for additional contact information.

1. How do I enroll in the Plan?

How to Enroll

If you own at least one share* of AT&T common stock, you are eligible to participate in the Plan. Complete and sign an Enrollment Authorization Form and mail it along with your certificate(s) for safekeeping to the address on page ii, or call the Plan Administrator. If you prefer, you may retain your certificate(s). You will receive an enrollment confirmation at the option of AT&T.

*Shares registered in your name and not in the name of a broker or bank.

2. What dividend reinvestment options are available to me?

Dividend Reinvestment Options

You may acquire additional common shares under the Plan by participating in one of the following reinvestment options:

Full dividend reinvestment
The Plan provides the opportunity to purchase additional AT&T shares by investing the dividends on all the shares you own. Instead of sending you a dividend check, the Plan Administrator will use your dividend to purchase additional shares of common stock and credit whole shares and any fractional share to your account. Future dividends will be calculated on your total holdings of both whole shares and any fractional share, for as long as you participate in the Plan.

Partial Dividend Reinvestment
You may reinvest dividends on a partial number of the shares you own by enrolling some shares in the Plan and continuing to receive cash dividends on the remaining shares.

3. When will the reinvestment of my dividends begin?

When Reinvestment Begins

Your dividends will be reinvested with the first dividend payment following your enrollment, provided there is sufficient time for processing prior to the dividend record date. Historically, dividend record dates have been the last business day of March, June, September and December. Otherwise, your dividend reinvestment participation will be deferred until the next dividend payment cycle.

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4. When will  shares  purchased  with  reinvested  dividends  be  credited to my account?

Crediting of Plan Accounts

When shares are purchased from AT&T, shares will be credited to your account on the dividend payment date. When shares are purchased in the open market by an independent agent, shares will be credited to your account on the dividend payment date, or on the date the independent agent notifies the Plan Administrator that the purchase of shares is completed, if the purchase period extends beyond the dividend payment date. The date that shares are credited to your account is considered the purchase date.

The independent agent will be obligated to purchase shares promptly. However, purchases may be made beginning on the 5th trading day preceding any dividend payment date and will be completed by the 10th trading day following the dividend payment date.

5. How do I change my options?

To Change Options

You may change your reinvestment option at anytime by submitting a new Enrollment Authorization Form, or by calling the Plan Administrator.

6. How can I purchase additional shares?

Cash Purchase Options

In addition to your dividend reinvestment options, you may purchase additional shares under the Plan with cash. This can be done by:

oMailing a check or money order for at least $100 at any time -- purchases will be made during the following week oAuthorizing monthly electronic funds transfers from your bank account oReinvesting interest or dividends on other AT&T securities

Specific instructions for each option are described in questions 7, 8 and 9.

Minimum and Maximum Investment

Each check, money order or electronic funds transfer must be at least $100, and the total amount of any optional payments must not be more than $250,000 during any calendar year. The calendar year limitation is based on when the Plan Administrator receives the cash payments and not when they are used to purchase shares. Cash payments in excess of $250,000 or less than $100 will be refunded or returned, without interest.

Insufficient Funds

If the Plan Administrator receives a cash payment that is returned due to insufficient funds, any shares purchased in anticipation of receiving the funds will be removed from your account and sold. If the net proceeds from the sale of the shares are insufficient to satisfy the balance of uncollected amounts, the Plan Administrator may sell additional shares from your account as needed to satisfy the uncollected balance. In addition, an insufficient funds fee of $25.00 will be charged. The Plan Administrator may place a hold on your Plan account until the fee is received from you, or may sell shares from your account to satisfy the amount.

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7. How do I purchase shares with a cash payment?

Cash Purchase

You may send a check or money order, payable to AT&T in U.S. dollars, along with a signed authorization or Supplemental Payment Form to the Plan Administrator. A statement for each cash payment will be sent to you together with a Supplemental Payment Form you may use to make another payment. Please be sure to indicate your account number on the face of the check or money order.

Checks or money orders must be mailed to AT&T, c/o Boston EquiServe, P. O. Box 370042, Boston, MA 02241-0742. Delivery to any other address and/or failure to use the proper form will not be considered a valid delivery. Neither AT&T nor the Plan Administrator is responsible for cash payments mailed to another address. Please note that postdated checks cannot be accepted toward the purchase of shares. All checks will be processed as they are received and interest will not be paid on cash held prior to the purchase date.

8. How can I take advantage of electronic funds transfer of cash to purchase shares?

Electronic Funds Transfer

You may make monthly cash payments for share purchases via electronic funds transfer by instructing the Plan Administrator to arrange for automatic deductions from your account at a qualified financial institution in the United States. Simply complete, sign and return an Automatic Debit Authorization Form to the Plan Administrator. Automatic debits must be at least $100 per payment and cannot exceed $250,000 in a calendar year. Your bank account will be debited on the 25th of each month (or the preceding business day if the 25th is not a business day). The purchase and crediting of your account will be made in accordance with the weekly cash purchase schedule (see Question 10).

You can change or stop the automatic payments by completing and returning a new form.


9. How do I use interest or dividends on other AT&T securities to purchase common shares?

Reinvestment of Interest & Dividends on Other AT&T Securities

If you are enrolled in the Plan and are a holder of record of AT&T debentures, bonds, notes or preferred shares (if such shares are issued in the future) you may automatically reinvest the interest and dividends paid on these securities to acquire additional AT&T common shares. Simply return the completed Interest Payment Dividend Reinvestment Form and/or Preferred Dividend Reinvestment Form to the Plan Administrator.

Interest or preferred dividends are considered cash payments and, as such, are subject to the $100 minimum and $250,000 yearly maximum investment limits. Interest and preferred share dividends, payable on the first day of the month, will be reinvested during the next week's purchase schedule. Purchases will be shown on your next Statement of Account.

10. If I choose to acquire additional shares with cash payments when will these shares be purchased and credited to my account?

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Timing of Shares Purchased with Cash

Funds received by Friday of each week will be used to purchase shares the following week. The shares purchased each week will be credited to your account on the third trading day following the purchase date. When shares are purchased from AT&T, the purchase date will be each Tuesday. When shares are purchased in the open market, an independent agent may purchase the shares over a period beginning each Tuesday (or the next trading day if the NYSE is closed on Tuesday) and ending on Friday of the same week. In this case, the purchase date will be the last date shares are purchased by the independent agent.

11. At what price will common shares be purchased under the Plan?

Price of Shares

The price of common shares purchased in market transactions under either the dividend reinvestment or cash purchase option will be the average price paid by the independent agent to obtain them.

The price of shares purchased from AT&T under the Plan will be the average of the daily high and low sale prices for AT&T common shares traded on the NYSE for five trading days ending on the purchase date (or a period of five trading days immediately preceding the purchase date if the NYSE is closed on that date). If there is no trading of the shares on the NYSE for a substantial period of time during any trading day in the period, AT&T will determine the price based on market quotations it believes are appropriate. No shares will be sold by AT&T under the Plan for less than the par value of each share.

12. Are there any costs involved to participate in the Plan?

Costs

Depending on the option you select, the following transaction fees are deducted from the amount to be invested (in the case of dividend reinvestment or cash purchases) or from the proceeds of any sale of shares: oDividend Reinvestment - $1.00 or 10% of the total investment you make, whichever is less oCash purchase of additional shares- $5.00 per purchase oFor each sale of shares held in the Plan, there is a fee of $20.00 per sale. This fee applies to the sale of a portion or all of the shares held in the Plan

AT&T pays all  brokerage  commissions  for  purchases  of shares.  However,  the
Internal  Revenue  Service   considers  such  fees  to  be  dividend  income  to
participants.

13. How many common shares will I receive?

Number of Shares Purchased

The number of whole shares and any fractional share (computed to three decimal places) credited to your account will be based on how much you are investing, minus applicable fees, divided by the purchase price of the shares. This calculation applies to shares purchased with cash or reinvested dividends.

14. Will I be sent certificates for the additional common shares purchased under the Plan?

Certificate Issuance

For your convenience and to protect against loss, destruction, or theft, certificates will not be issued automatically for shares purchased under the Plan.

However, if you wish, you may request certificates for any number of whole shares held in your Plan account. Certificates will be issued within two weeks after receipt of a telephone or written request, signed by you (or, if a joint registration, by at least one person). Any remaining whole shares and fractional share will continue to be held in your account. A certificate for a fractional share will not be issued under any circumstances.

Shares held in a Plan account may not be pledged as security for payment of a debt or other obligation. If you wish to pledge shares, you must request that a certificate be issued in your name.

An  institution  that is  required  by law to maintain  physical  possession  of
certificates   may  make  special   arrangements   regarding   the  issuance  of
certificates. Such requests should be mailed to the Plan Administrator.

15. In whose name will certificates be registered when issued?

Certificate Registration

Unless you request a change, certificates will be registered in the name of the person(s) enrolled in the Plan. To change the name(s) on the certificate, please call the Plan Administrator, or access the AT&T website for transfer instructions.

16. How will I keep track of my account activities?

Statement of Account

A Statement of Account will be sent to you periodically by the Plan Administrator showing amounts invested, purchase prices, shares purchased, fees and other information for the year to date. An additional statement will also be issued if you purchase shares with cash payments, withdraw shares or terminate your participation in the Plan during a month in which a periodic statement is not issued. All shares held in the Plan, in certificate form or in safekeeping with the Plan Administrator, or its nominee, will be shown on your Statement of Account.

Other materials you will receive include the Plan prospectus, plus communications sent to every registered shareowner, including the AT&T Annual Report, Notice of Annual Meeting and Proxy Statement, as well as periodic reports that AT&T may issue. If you do not wish to receive these additional materials please contact the Plan Administrator.

17. Do I need to keep my statements?

Statement Retention

Yes. The statements you receive reflect the purchase price of your shares. This price is needed to determine your tax basis. It is important to retain the statements for income tax purposes.

18. If I wish to withdraw some of my shares from the Plan, may I continue to participate in the Plan?

Withdrawal of Shares From the Plan

Yes. You may request a withdrawal of any number of whole shares from the Plan, at any time, by simply notifying the Plan Administrator by telephone or in writing. Without cost to you, a certificate will be issued for the number of whole shares requested. The remaining whole shares and any fractional share will be retained in your account as long as you participate in the Plan. To remain in the Plan you must keep at least one whole share enrolled in the Plan.

19. Can I sell or transfer some of my shares while participating in the Plan?

Sale or Transfer of Shares

Yes. You can sell or transfer some of the shares you have accumulated in the Plan by calling or by sending a written request to the Plan Administrator. However, you must leave at least one whole share in the Plan if you wish to continue your participation. AT&T will continue to reinvest the dividends on the remainder of the shares enrolled in the Plan and you may continue to make supplemental cash purchases. If you wish to transfer shares, you need to obtain and complete transfer instructions and mail them to the Plan Administrator. If you wish to sell, the Plan Administrator will sell your shares, using an independent broker, as soon as is practicable after receipt of your request.

If you are selling your shares, you should be aware that share prices might fall during the period between the request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. This is risk borne solely by you and should be carefully evaluated.

Please understand that the Plan Administrator is not a broker and, therefore, cannot accept instructions to sell on a particular day or at a particular price. If you prefer to have control over the exact price and timing of your sale, you will need to withdraw the shares you wish to sell and conduct that transaction through a broker of your choice.

A fee will be deducted to cover processing costs for the sale of shares (see Question 12).

20. How do I terminate my participation in the Plan?

Termination

When you wish to terminate your participation in the Plan, you may call or send a written request to the Plan Administrator who will issue, at no cost, a certificate for whole shares held in your account. A check will be issued to you for any fractional share and your Plan account will be closed.

To terminate your participation prior to a specific dividend payment, the Plan Administrator must receive your request not later than the last business day preceding the dividend payment date.

Termination and Sale

You may also instruct the Plan Administrator to terminate your participation in the Plan, sell your shares and send the proceeds to you. See Question 19 for sale instructions.

Processing

If your termination or termination and sale request is received during a dividend payment cycle, your request will be processed after your dividend shares are credited to your Plan account. Terminations of either type will not be processed between the dividend payment date and the date your dividend shares are credited to your account. Normally, this period does not exceed five business days; however, it may be as many as ten business days.

21. If AT&T has a rights offering, how will my entitlement be computed?

Rights Offering

Your entitlement will be based on your total holdings. However, a rights certificate will be issued for the number of whole shares only. Rights based on a fraction of a share will be sold and a check for the net proceeds will be sent to you.

22. How will my Plan account be affected if AT&T declares a stock split or stock dividends?

Stock Split or Stock Dividend

If your shares are being held in safekeeping by the Plan Administrator, Dividend your account will be credited with the appropriate number of shares distributed as a result of a stock dividend or stock split on the distribution date. If you hold share certificates, additional certificates will be mailed to you for the shares distributed.


23. How will I vote my shares at shareowners meetings?

Voting

One card will be mailed to you covering all shares held by the Plan Administrator, as well as any other shares for which you hold a certificate(s). This card will be either a proxy voting card for certificate shares, or a voting instruction card for shares held by the Plan Administrator. Whole shares will be voted in accordance with instructions given on the proxy voting/instruction card. A fractional share will not be voted in any case.

You may vote your shares by mail, by telephone or on the Internet. If you do not return your card or vote by telephone or Internet, your shares will not be voted.

24. Might the Plan be changed or discontinued?

Plan Changes

AT&T may change, suspend or terminate the Plan at any time. You will receive notification of any significant changes as long as you participate in the Plan.

25. Who do I notify if my address changes?

Change of Address

The Plan Administrator should be notified immediately of any change of address. You may also change your address on the AT&T website.

Most states have laws regarding abandoned property that require the Plan Administrator, on behalf of AT&T, to turn over to the states all Plan account holdings of owners who cannot be located. It is your responsibility to have your current address on file with the Plan Administrator.

26. What are the Federal income tax consequences relating to my participation in the Plan?

Tax Consequences

AT&T believes that the following summarizes the U.S. Federal income tax consequences of participation in the Plan. You are urged to consult your own tax advisor to determine the particular tax consequences of your participation in the Plan and the subsequent sale of your shares.

Taxable Dividend Income

In the case of shares purchased in open market transactions with reinvested dividends, you will have reportable dividend income in an amount equal to the cash dividend declared plus any brokerage fees paid by AT&T.

In the case of shares purchased from AT&T with reinvested dividends, you will have reportable dividend income in an amount equal to the fair market value of the shares you receive. For these purposes, the fair market value will generally be the average of the high and low price of the shares traded on the NYSE on the dividend payment date.

If additional shares are purchased in open market transactions with cash, interest from debt securities or preferred shares dividends, you will have reportable dividend income in an amount equal to the brokerage fees paid by AT&T. If such consideration is used to purchase shares from AT&T, you may have additional reportable dividend income to the extent the fair market value of the shares on the date of purchase exceeds the actual cost of purchase.

Tax Basis

Your tax basis in shares acquired with reinvested dividends will generally equal the amount treated as a dividend. Your tax basis in shares acquired with cash, interest from debt securities, or preferred shares dividends will generally equal the amount invested in the shares, increased by any additional dividend amount recognized on the purchase of such shares.

Holding Period

Your holding period for shares acquired under the Plan will begin on the day such shares are credited to your account.

Gain or Loss on Sale of Shares

You will generally not realize gain or loss upon withdrawal of shares from the Plan in certificate form. Gain or loss will generally be realized on the sale of shares in the Plan in an amount equal to the difference between the proceeds of the sale and the tax basis in such shares.

Withholding Taxes

In the case of certain foreign shareowners and Plan participants whose dividends are subject to backup withholding, the tax required to be withheld will reduce the amount available for reinvestment.

27. What are the responsibilities of AT&T and the Plan Administrator under the Plan?

Responsibilities

Neither AT&T nor the Plan Administrator is liable for any action taken in good faith or for failure to act in good faith. This includes, without limitation, any claim of liability arising from failure to terminate an account prior to receipt of a notice in writing of a participant's death.

Please be aware that neither AT&T nor the Plan Administrator can assure you of a profit or protect you against a loss on shares purchased under the Plan.

Although the Plan contemplates the continuation of quarterly dividend payments, the payment of future dividends will depend upon future earnings, the financial condition of AT&T and other factors.


WHERE YOU CAN FIND MORE INFORMATION

AT&T files annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission ("SEC"). You may read and copy any reports, statements or other information that AT&T files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov/. Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows AT&T to "incorporate by reference" information into this prospectus, which means that AT&T can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus, or in later filed documents incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents set forth below that AT&T has previously filed with the SEC (File No. 1-1105). These documents contain important information about AT&T and its finances. Some of these filings have been amended by later filings, which are also listed.

Filings               Period or Date of Report
Annual Report on      Year ended
Form 10-K             December 31, 1997

Current Reports       January 8 and
on Form 8-K           March 2, 1998

This prospectus also incorporates by reference additional documents that may be filed with the SEC after the date of this prospectus and during the period that AT&T continues the Plan. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any document listed above or subsequently filed by AT&T in each year during which AT&T operates the Plan prior to the filing by AT&T of its Annual Report on Form10-K covering such year is no longer incorporated by reference in, or considered part of this prospectus, after the filing of such Annual Report on Form 10-K.

AT&T may have sent you some of the documents incorporated by reference in this prospectus, but you can obtain any of them through AT&T, the SEC or the SEC's Internet website as described above. Documents incorporated by reference are available from AT&T without charge, excluding all exhibits, except that if AT&T has specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this prospectus from the AT&T website at http://www.att.com/ir or from AT&T, c/o Boston EquiServe, P.O. Box 8035, Boston, MA 02266-8035 (telephone number 800-348-8288).

You should rely only on the information contained or incorporated by reference in this prospectus. AT&T has not authorized anyone to provide you with information that is different from what is contained in this prospectus.

This prospectus is dated May 1, 1998. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. Neither the mailing of this prospectus to you nor the issuance of AT&T common shares under the Plan creates any implication to the contrary.

This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

USE OF PROCEEDS

AT&T does not know either the number of shares, if any, that it ultimately will issue under the Plan or the prices at which shares will be sold. When shares are purchased from AT&T, proceeds from such sales are intended to be used for capital expenditures, advances to subsidiary companies, equity investment in such companies, toward repayment of debt and for general corporate purposes.

DESCRIPTION OF COMMON SHARES OF AT&T

The following descriptions are summarized from the provisions of the certificate of incorporation of AT&T, as amended.

All common shares (par value $1 per share) of AT&T are entitled to participate equally in dividends. Each shareowner has one vote for each share registered in the shareowner's name. All common shares would rank equally on liquidation, and common shares including common shares offered under the Plan are fully paid and nonassessable by AT&T. Holders of common shares have no pre-emptive rights.

AT&T is authorized to issue new common shares under the Plan and various employee benefit plans of AT&T and its subsidiaries.

CERTAIN PREFERENTIAL RIGHTS OF HOLDERS OF PREFERRED SHARES

AT&T's authorized capital includes a class of 100,000,000 preferred shares, issuable in series, cumulative as to dividends and having an authorized maximum liquidation preference of $8,000,000,000. The preferred shares rank prior to the common shares both as to dividends and on liquidation. There are no preferred shares issued and outstanding. AT&T's Board of Directors is authorized to establish the number of shares, designations, relative rights, preference and limitations, including voting and conversion rights, of any future series of preferred shares.

EXPERTS

The consolidated financial statements and consolidated financial statement schedules of AT&T and its subsidiaries incorporated by reference or included in the Annual Report on Form 10-K for the year ended December 31,1997, have been incorporated herein in reliance on the reports of Coopers & Lybrand, independent auditors, given on the authority of that firm as experts in accounting and auditing.


LEGAL OPINION

The legality of the AT&T common shares to be issued under the Plan is being passed upon for AT&T by Marilyn Wasser, Vice President Law and Secretary of AT&T who as of March 31, 1998, owned 2,171 common shares of AT&T and had rights to acquire 70,093 additional common shares of AT&T.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717, and 721 - 725 of the New York Business Corporation Law ("BCL").

The AT&T By-laws provide that AT&T is authorized, by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with AT&T or at the request of AT&T in any capacity with any other enterprise.

AT&T has entered into contracts with its officers and directors, pursuant to the provisions of BCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the BCL, against expenses, fees, judgments, fines and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in anyway upon or related to the fact that such person was an officer or director of AT&T or, at the request of AT&T, an officer, director or other partner, agent, employee or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that the reinured to such person a financial profit or other advantage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act") may be permitted to directors and officers of AT&T pursuant to the foregoing BCL provisions, the indemnity contract, or otherwise, AT&T has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The  directors   and  officers  of  AT&T  are  covered  by  insurance   policies
indemnifying against certain liabilities arising under the Act, which might be incurred by them in such capacities.


(C) AT&T 1998
Printed on recycled paper.
ATT-PROS-598